AMENDMENT TO MASTER SERVICES AGREEMENT

 This Amendment made this ___ day of  August, 2013 (“Effective Date”) amends and supplements the Master Services Agreement and Engagement Schedule dated December 23, 2010 (collectively the “Agreement”)  by and between The Prudential Insurance Company of America, with a place of business at 55 Livingston Avenue, Roseland, New Jersey, 07068, (“Prudential”), and Regulus Group LLC, a TransCentra company, with a place of business at 450 Raritan Center Parkway, Suite B, Edison, NJ 08837 (“Vendor”).  In the event of a conflict between the provisions of the Agreement and the provisions of this Amendment, the terms of this Amendment shall govern.

NOW, THEREFORE, Vendor and Prudential hereby agree to amend the above referenced Agreement as follows:

1.	Section 2 of Attachment E-2 to the Engagement Schedule will be deleted in its entirety and replaced with the new Section 2 to Attachment E-2 attached hereto.

2.	Section 8. Reports. Section 8 of the Engagement Schedule will be modified by the addition of the following language:

Vendor agrees that it will submit to Prudential on a quarterly  basis an attestation that Vendor is transmitting Variable Insurance Remittances in accordance with the processing standards set forth in Attachment E-2 in order for Prudential comply with its obligations under Rule 22c-1 of the Investment Company Act of 1940.

3.	Except as amended herein, all terms and conditions of the Agreement between the parties shall remain in full force and effect, and are hereby ratified and confirmed.

Regulus group LLC Signature: Name: Title: Date:	The Prudential Insurance Company of America Signature: Name: Title: Date:

ATTACHMENT E-2

PERFORMANCE STANDARDS - REMITTANCE PROCESSING SERVICES

2.           Operational Service Performance Standards

The Performance Standards defined below will take effect upon execution of this Amendment:

Performance Standard	Description	Measurement	Service Level Rating
Item Processing Variable - Timeliness Vendor Governance Weight: 30% For Service Level Credit and Earn Back provisions, Scorecard Calculation
Rule 22c-1 under the Investment Company Act of 1940 generally requires that variable life insurance premium payments be priced at the accumulation value next computed after receipt of the premium at the Vendor’s designated address, The value is calculated daily as of the close of the New York Stock Exchange, generally each business day at 4PM ET.

All Conforming Remittances, Non-Conforming Remittances and Express Mail with Remittances for “V” policy numbers received at the lockbox prior to  4PM ET, will be transmitted  on receipt day, except for items requiring account look-up processing that cannot be brought into good order on receipt day.

Items requiring account look-up processing will be handled as follows: All Remittances received by the Vendor prior to 4PM ET and brought into good order by 4PM ET will be transmitted on receipt day.  Any Remittance received at the lockbox that is not transmitted on receipt day because it cannot be brought into good order by 4PM ET on receipt day will be transmitted on the next business day.   Items received on a weekend or on a day when the New York Stock Exchange is closed  or following the early closure of the New York Stock Exchange are considered received for transmission purposes on the following Business Day.
This includes:
All Variable Policy Remittances
1
		Performance will be measured based on item receipt date vs. transmission date.	Service Level Ratings: Far Exceeds (5 rating) equal to 99.5% and higher. Meets (3 rating) equal to 99.0% to 99.4% Unsatisfactory (1 rating) less than 99.0%
Item Processing Non-Variable Timeliness Vendor Governance Weight: 20% For Service Level Credit and Earn Back provisions, Scorecard Calculation
Conforming Remittances received by USPS mail up to and including the 7:30 AM ET mail pick-up will be processed the same Business Day. Conforming Remittances received by USPS mail after the 7:30 AM ET mail pick-up will be processed on the next Business Day.  Conforming Remittances requiring account look-up processing and received up to the 7:30 AM ET mail run will be processed the next Business Day.  Remittances received after the 7:30 AM ET mail run and require account look-up processing will be processed in 2 Business Days.

Non-Conforming Remittances received via USPS mail up to and including the 12:30 AM ET mail pick-up will be processed on the same Business Day transmission.  Non-Conforming Remittances received via USPS mail after the 12:30 AM ET mail pick-up will be processed on the next Business Day.  Non-Conforming Remittances requiring account look-up processing and received up to the 12:30 AM ET mail pick-up will be processed next Business Day.  Remittances received after the 12:30 AM ET mail run and require account look-up processing will be processed in 2 Business Days.

Express Mail – Received prior to 12 Noon ET:
• Conforming Remittances will be processed same Business Day.

• Non-Conforming Remittances and account look-up Remittances will be processed next Business Day.

		Performance will be measured based on item receipt date vs. transmission date.	Service Level Ratings: Far Exceeds (5 rating) equal to 99.00% to 100% Meets (3 rating) equal to 97.00% to 98.99% Unsatisfactory (1 rating) less than 97.00%
Item Processing Errors
A.  Encoding Errors
B. Misapplied Remittances Wrong Payee
C. Remittance posted/transmitted, but not deposited
D. Remittance not posted/transmitted, but deposited
E. Items processed with an incorrect receipt date and time

Vendor Governance Weight:  20%

For Service Level Credit and Earn Back provisions, Scorecard Calculation

A.  Error in MICR amount field that are not corrected during the balancing process which result in incorrect amount being credit to customer account.
B. Remittance applied to wrong policy number(s), not applied as customer instructed.
C. Remittance payable to a non-Prudential account.
D. Remittance was transmitted, but not sent for deposit.
E. Remittance was not transmitted, but sent for deposit.
F. Remittance was processed with incorrect receipt date and/or time stamp.
		Item Processing Errors per 100,000 Remittances processed # total item processing errors / total # Remittances processed * 100,000	Errors will be measured on a total basis. Far Exceeds - 5 rating equal to 5 or less total errors Meets - 3 rating equal to 6 to 8 total errors Unsatisfactory - 1 rating equal 9 or greater total error
Quality Control Results Vendor Governance Weight: 30% For Service Level Credit and Earn Back provisions, Scorecard Calculation
A minimum sampling of 12 cases per day are pulled when mail is opened and tagged.  Sampling volumes:
• 3 Variable PO Box and high speed

• 3 Variable PO Box and manual opening

• 3 Non-Variable PO Box and high speed

• 3 Non-Variable PO Box and manual opening.

Quality Errors based on monthly total reviewed. # QC errors/total number of cases reviewed for the month
Far Exceeds (5 rating) or less than or equal to 1 error per quarter
Meets (3 rating) less than or equal to 2 errors per quarter
Unsatisfactory (1 rating) greater than 2 errors per quarter

(Tracked and reported monthly.  Service Level goal is set at a Quarterly level.)

Reporting	Systematic reports are expected to be complete.	Errors would be detected while handling reconciliation, research and quality reviews.
Service Level ratings:
Monthly -
Meets (3 rating) = no detected errors
Unsatisfactory (1 rating) = errors detected.

Quarterly –
5 - Far Exceeds = 0 Per Quarter
3 - Meets = 1 per Quarter
1 - Unsatisfactory = >1 per Quarter

Failed / Missing / Late Reports	Systematic reports are expected to be available 4 hours after each transmission.	Availability will be determined during daily operational activity.
Service Level ratings:
Monthly -
Meets (3 rating) = reports are available 4 hours after each transmission.
Unsatisfactory (1 rating) = reports are not available 4 hours after each transmission.

Quarterly –
 5 - Far Exceeds = 0 Per Quarter
3 - Meets = 1 per Quarter
1 - Unsatisfactory = >1 per Quarter

Deposits	Deposits must be sent via ICL to Prudential's bank account the same day as the transmissions. Vendor must meet bank cut-offs for items to be posted for next day reconciliation.	Daily transmission totals must equal daily bank deposit activity.	Service Level Ratings: Meets (3 rating) = Daily transmission totals match bank deposits. Unsatisfactory (1 rating) = Daily transmission totals do not match bank deposits.
Image Availability	All images need to be available within 4 hours of each transmission.	Availability will be determined during daily operational activity.	Service Level Ratings: Meets (3 rating) = All images available within 4 hours of each transmission. Unsatisfactory (1 rating) = All images not available within 4 hours of each transmission.

1 The parties agree that in the event the availability of United States Postal Service mail should change requiring revision in the mail delivery schedule, the parties will mutually determine if an adjustment to the Service Levels set forth above  is required.